Exhibit 99.1

Contact:	Tricia J. Richardson Novavax, Inc. 240-268-2031
NOVAVAX REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
ROCKVILLE, MD (August 10, 2007) — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today reported financial results for the second quarter ended June 30, 2007. Novavax reported a net loss of $8.2 million, or the equivalent of $0.13 loss per share, compared with a $6.4 million net loss, or the equivalent of $0.10 loss per share in the second quarter of 2006.
For the six months ended June 30, 2007, the Company reported a net loss of $16.6 million or $0.27 loss per share, as compared to a net loss of $11.9 million or $0.21 loss per share for the six months ended June 30, 2006. The increase in net loss was principally due to increases in research and development in advancing the Company’s two lead virus-like particle (“VLP”) based vaccine candidates against pandemic and seasonal influenza.
“Results for the second quarter and year to date were in line with our expectations including our use of cash. We are pleased with the progress of our two flu vaccine programs using our novel VLP approach. We are now a clinical stage vaccine company with the initiation of human clinical trials for our pandemic flu VLP vaccine,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi.
Key recent accomplishments were as follows:
•	Completed all pre-clinical studies for H5N1 pandemic flu vaccine; submitted and received clearance by the Food & Drug Administration (“FDA”) of an Investigational New Drug (“IND”) for our H5N1 pandemic flu VLP vaccine; and enrolled our first patient in our Phase I/IIa human trial which will evaluate safety and immunogenicity of different doses of our H5N1 pandemic flu VLP vaccine.

•	Signed a license agreement with Wyeth Holdings Corporation covering non-exclusive use of a certain family of patents to complement our proprietary VLP technology.

•	Advanced our seasonal flu vaccine program through preclinical studies with positive results to date.

•	Initiated the detailed design for a GMP pilot plant facility at our Rockville, Maryland headquarters to allow manufacturing of Phase III clinical supplies for our VLP vaccine candidates.

•	Re-structured and amended our convertible debt by eliminating call features in these instruments.

•	Appointed our interim CFO, Len Stigliano, as permanent CFO of Novavax.
Some of the key milestones anticipated for the second half of 2007 are:
•	Announcement of two new vaccine candidates in late stage discovery.

•	Pre-clinical results for our seasonal flu VLP vaccine candidates.

•	Completion of construction of our GMP pilot manufacturing facility for production of our VLP vaccine candidates.

•	Interim results from our Phase I/IIa pandemic flu vaccine trial.

Second Quarter Financial Results
Revenues for the second quarter ended June 30, 2007 totaled $0.2 million, a decrease of $0.6 million from $0.8 million reported in the comparable 2006 period. Revenues consist primarily of ESTRASORB® sales and royalties paid by Esprit Pharma, Inc. for the period. Contract research and development revenues for the second quarter were $0.1 million, down from $0.4 million reported in the 2006 period due to delays in certain contract renewals.
Cost of products sold for the three-month period ended June 30, 2007 was $0.9 million as compared to $1.2 million for the same period in 2006. Included in the cost of products sold was $0.6 million in idle capacity costs at our manufacturing facility compared to $0.7 million of such costs in the comparable 2006 quarter. The company also incurred $0.5 million in excess inventory costs over market for the second quarter, which reflects its current production costs over the sales transfer price of ESTRASORB®.
Research and development costs for the second quarter increased to $4.2 million compared to $3.4 million for the comparable 2006 three-month period. The increase in R&D was primarily due to higher spending to support the continuing development of the Company’s influenza vaccines.
General and administrative expenses were $3.4 million for the second quarter of 2007, as compared to $2.6 million for the same period last year. The increase in expenses was principally due to increased facility expenses of $0.4 million resulting from the new leased facility in Rockville, Maryland and $0.2 million of accounting related fees related to the implementation of FIN 48.
For the quarter, Novavax reported a net loss of $8.2 million, or the equivalent of 13 cents loss per share, an increase over the $6.4 million net loss, or the equivalent of 10 cents loss per share, for the comparable 2006 quarter.
As of June 30, 2007, Novavax had $61.2 million in cash, cash-equivalents, and short-term investments as compared to $73.6 million at December 31, 2006, a decrease of $12.4 million. The decrease of $12.4 million was principally due to operating losses incurred in the first half of 2007, partially offset by non-cash expenses of $2.5 million and changes in balance sheet items (principally accounts payable and accrued expenses) of $1.4 million. Based on our assessment of the availability of capital and our business operations as currently contemplated, in the absence of new financings, licensing arrangements or partnership agreements, we believe we will have adequate capital resources to sustain operations into late 2008.
Conference Call
The Company will hold an investor conference call to discuss its financial results at 10:00 a.m. Eastern Time on August 10th. The call will be hosted by Novavax President and Chief Executive Officer Dr. Rahul Singhvi and other members of senior management. A question and answer session will follow the financial results overview. The dial-in number for the conference call is USA and Canada (800) 810 0924 International: (913) 981 4900.
A live audio web cast of the conference call will be available at www.novavax.com. Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the web cast. A replay of the web cast will be available for 90 days starting on August 11, 2007 at www.novavax.com. A replay of the conference call will also be available by telephone beginning August 11, 2007 at noon through August 18, 2007. To access the replay, dial (719) 457 0820 and enter pass code 7585143.

About Novavax
Novavax Inc. (NASDAQ: NVAX) is a clinical stage vaccine company committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.
Forward Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding revenues, operating expenses, cash burn, and clinical developments and anticipated milestones are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the Company’s ability to progress any product candidates in pre-clinical or clinical trials; the scope, rate and progress of its pre-clinical trials and other research and development activities; the scope, rate and progress of any clinical trials we commence; clinical trial results; even if the data from pre-clinical or clinical trials is positive, the product may not prove to be safe and efficacious; Novavax’s pilot plant facility is subject to extensive validation and FDA inspections, which may result in delays and increases costs; dependence on the efforts of third parties; risks that the Company may not be able to secure a buyer for its non-strategic assets or that the Company will be able to negotiate a profitable sale with such a buyer; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Net product sales	$(64)	$378	$293	$1,097
Contract research and development	110	403	332	877
Royalties, milestone and licensing fees	112	58	201	168

Total revenues	158	839	826	2,142

Operating costs and expenses:
Cost of products sold	855	1,161	2,172	2,394
Excess inventory costs over market	473	677	560	992
Research and development	4,193	3,401	7,852	5,433
Selling, general and administrative	3,362	2,638	7,959	5,396

Total operating costs and expenses	8,883	7,877	18,543	14,215

Loss from operations	(8,725)	(7,038)	(17,717)	(12,073)

Interest income, net	531	627	1,135	167

Net loss	$(8,194)	$(6,411)	$(16,582)	$(11,906)

Basic and diluted loss per share	$(0.13)	$(0.10)	$(0.27)	$(0.21)

Basic and diluted weighted average number of common shares outstanding	61,311,954	61,465,003	61,266,765	56,891,602

	As of June 30,	As of December 31,
	2007	2006
Cash & cash equivalents	$61,216	$73,595
Total current assets	63,480	77,342
Total assets	108,039	121,877
Working capital	57,835	72,003
Long term debt	21,775	22,458
Stockholders’ equity	80,259	94,001

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